Exhibit 99.1

Media Relations: Michael Busselen Juniper Networks (408) 936-5542 mbusselen@juniper.net	Investor Relations: Kathleen Nemeth Juniper Networks (408) 936-5397 knemeth@juniper.net

JUNIPER NETWORKS NAMES SHAYGAN KHERADPIR

CHIEF EXECUTIVE OFFICER

Kheradpir will also be appointed to the Board of Directors

SUNNYVALE, Calif., Nov. 13, 2013 — Juniper Networks (NYSE:JNPR), the industry leader in network innovation, today announced Shaygan Kheradpir as its chief executive officer, effective January 1, 2014. Kheradpir succeeds Kevin Johnson, who in July announced his plan to retire as CEO. Johnson will remain as a member of the board.

“The board has conducted a comprehensive search process and we’re very excited to name Shaygan Kheradpir as our next chief executive officer,” said Scott Kriens, chairman of the board, Juniper Networks. “Shaygan has a proven track record of successful business operations and technology leadership, with industry knowledge and technical vision from the perspectives of both telecommunications service providers and global enterprises. Most importantly, Shaygan’s values and vision for the company align very tightly with our own, building a strong foundation for Juniper’s future.”

Kheradpir joins Juniper Networks from Barclays PLC, where he served as the chief operations and technology officer, and as a member of its executive committee. Prior to joining Barclays, he was executive vice president and chief information and technology officer at Verizon Communications.

“Juniper Networks delivers innovations that are transforming the way people interact, conduct business, and connect as a global community,” said Kheradpir. “I am honored to lead this visionary organization and look forward to working with this group of dedicated and talented professionals to drive the next phase of the company’s growth.”

Kheradpir joined Barclays, a major global financial services provider, in 2011. While responsible for its operations and technology, he was also a catalyst for the bank’s transformation imperatives of 21st century industrialization and customer-focused innovation.

Kheradpir was an original member of the management team when Verizon was created, and through a decade of leadership, was an instrumental member of the team that transitioned Verizon from a regional telephone company to a broadband, media and global communications leader. During his tenure, he helped to create and implement technologies and products that anticipated future market needs such as IP multi-media and Fiber Optic Service (FiOS).

Kheradpir holds a bachelor’s, master’s, and Ph.D. in electrical engineering from Cornell University.

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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